Exhibit 10.2

Option No.: _______

GENVEC, INC.
CEO INDUCEMENT AWARD OF A
NON-QUALIFIED STOCK OPTION

GenVec, Inc., a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, par value $.001 (the “Stock”) to the individual named below. The terms and conditions of the option are set forth in this cover sheet and in the attachment (collectively, the “Agreement”).

Grant Date: May 23, 2012

Name of Participant: Cynthia Collins

Participant’s Employee Identification Number: _____-____-_____

Number of Shares of Stock Covered by Option: 250,000

Option Price per Share of Stock: U.S. $2.54 (At least 100% of Fair Market Value)

Vesting Schedule: Subject to the terms of this Agreement, six-forty-eighths (6/48th) of the shares of Stock covered by this Option shall vest on the six month anniversary of the Grant Date and beginning on the first day of each month thereafter, this option may be exercised as to an additional one-forty-eighth of the shares of Stock covered by this option until the option is fully exercisable.

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement.

Participant:	/s/ Cynthia Collins

(Signature)

Company:	/s/ Douglas J. Swirsky

(Signature)

	Title:	Chief Financial Officer

Attachment

This is not a stock certificate or a negotiable instrument

GENVEC, INC.

CEO INDUCEMENT AWARD OF A

NON-QUALIFIED STOCK OPTION

AGREEMENT

Non-Qualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting

This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth below in this Agreement.

Your right to purchase shares of Stock under this option vests as set forth in the Vesting Schedule shown on the cover sheet, provided you then continue in Service. You cannot vest in more than the number of shares covered by this option. No additional shares of Stock will vest after your Service has terminated for any reason except as set forth below.

Term	Your option will expire in any event at the close of business at Company headquarters on the day before the tenth anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier (but never later) if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason, then your option will expire at the close of business at Company headquarters on the 180th day after your termination date, except as otherwise provided below in this Agreement.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

Death	If your Service terminates because of your death, then your option will expire at the close of business at Company headquarters on the date three (3) years after the date of death. During that period, your estate or heirs may exercise the vested portion of your option.

In addition, if you die during the 180-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the date three (3) years after your termination date. In such a case, during the period following your death up to the date three (3) years after your termination date, your estate or heirs may exercise the vested portion of your option.

Disability	If your Service terminates because of your Disability, then your option will expire at the close of business at Company headquarters on the date three (3) years after your termination date.

Change in Control	Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, this option will become 100% vested (i) if it is not assumed, or equivalent options are not substituted for the options, by the Company or its successor, (ii) if assumed or substituted for, upon your termination without Cause or your resignation for Good Reason within the 12-month period following the consummation of the Change in Control, or (iii) if your employment is terminated without cause or you resign for Good Reason within the 3-month period prior to or on the consummation of a Change in Control.

Leaves of Absence

For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under this Agreement.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•        Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•        Shares of Stock which have already been owned by you and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

•        By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold shares of Stock otherwise issuable to you or by delivering to the Company shares of Stock. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Transfer of Option	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Retention Rights	Neither your option nor this Agreement give you the right to be retained or employed by the Company (or any of its Affiliates) in any capacity. The Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made).

Forfeiture of Rights

If following the termination of your Service (i) you should take actions in knowing violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees of the Company or any Affiliate or any confidentiality obligation with respect to the Company or any Affiliate or otherwise in competition with the Company or any Affiliate, and (ii) your knowing actions result in or are reasonably likely to result in material harm to the Company, the Company has the right to cause an immediate forfeiture of your rights to this Option and the Option shall immediately expire.

Actions taken by you under the foregoing paragraph shall be referred to as “Restrictive Covenant Violations.”

In addition, if you have exercised any Options during the one year period prior to your Restrictive Covenant Violations, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (1) for any shares of Stock that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), less the option exercise price, and (2) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive notice from the Company, less the option exercise price (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the shares or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Clawback

This Award is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Adjustments	In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of shares, spin-off, or other similar change in capitalization or event, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) by action of the Board of Directors. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy	In order to administer this Award, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of this Agreement.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Agreement.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to this Agreement in electronic form. By accepting this grant you agree that the Company may deliver the prospectus relating to this Award and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Executive Director of HR and Administration or the Chief Financial Officer to request paper copies of these documents.

Code Section 409A	It is intended that this Award comply with Code Section 409A or an exemption to Code Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For purposes of this Award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Code Section 409A.

Certain Definitions

“Affiliate” means any company or other entity that is controlled by the Company within the meaning of Rule 405 of Regulation C under the Securities Act, and where the Company holds a “controlling interest” in such entity within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

“Cause” shall have the meaning set forth in the Employment Agreement

“Change in Control” means (a) any Person or Persons (within the meaning of Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d) thereof) acting together, excluding employee benefit plans of the Company, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; (b) the Company’s shareholders approve (or, in the event no approval of the Company’s shareholders is required, the Company consummates) a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) the Company’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division; (c) the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets (other than a transfer to a Subsidiary); or (d) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of the Company.

“Disability” means unless otherwise provided in an applicable agreement between you and the Company or an Affiliate, in which case such definition shall apply, that you are unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

“Employment Agreement” means the Employment Agreement dated May 18, 2012, by and between you and the Company.

“Fair Market Value” means the fair market value of a share of Stock, which shall be determined as of any Determination Date as follows:

(a)      If on such Determination Date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another established securities market (a “Securities Market”), the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such Determination Date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(b)      If on such Determination Date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this definition of Fair Market Value, for purposes of determining taxable income and the amount of the related tax withholding obligation, for any shares of Stock subject to this Award that are sold by you or on your behalf on the same date on which such shares may first be sold pursuant to the terms of this Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date).

“Good Reason” shall have the meaning set forth in the Employment Agreement.

“Service” means your service as a Service Provider to the Company or any Affiliate. A change in your position or duties with the Company or any Affiliate shall not result in interrupted or terminated Service, so long as you continues to be a Service Provider to the Company or any Affiliate. If your employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when the entity ceases to be an Affiliate unless you transfer your employment or other service relationship to the Company or its remaining Affiliates. Any determination by the Compensation Committee of the Board of Directors, or the Board of Directors in the absence of the Compensation Committee, whether a termination of Service shall have occurred for purposes of this Award shall be final, binding and conclusive.

“Service Provider” means, as of any date of determination, an employee, officer, or director of the Company or any Affiliate, or a consultant (who is a natural person) or adviser (who is a natural person) to the Company or any Affiliate who provides services to the Company or any Affiliate.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above.